                                                                   Exhibit 11

                        Computation of Earnings Per Share
                           Quarter Ended June 30, 1996

Primary Earnings Per Share
                                            Quarterly           Year-to-Date
                                        Shares       EPS      Shares        EPS
                                        ------       ---      ------        ---

 Average Shares Outstanding           14,292,219   $ 0.61   14,675,542   $ 1.10
 CSE Incremental Shares                  138,551               221,935
                                         -------               -------
   Total Average Shares Outstanding   14,430,770   $ 0.60   14,897,477   $ 1.08
                                      ==========            ==========

 Dilution                                            0.96%                 1.49%

 Net Income                                   $ 8,671,000          $ 16,131,000
                                              ===========          ============



Fully Diluted Earnings Per Share
                                            Quarterly            Year-to-Date
                                       Shares         EPS      Shares       EPS
                                       ------         ---      ------       ---

 Average Shares Outstanding           14,292,219    $ 0.61   14,675,542  $ 1.10
 CSE Incremental Shares                  138,553                226,474
                                         -------                -------
   Total Average Shares Outstanding   14,430,772    $ 0.60   14,902,016  $ 1.08
                                      ==========             ==========

 Dilution                                             0.96%                1.52%

 Net Income                                    $ 8,671,000         $ 16,131,000
                                               ===========         ============